Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

MARCO GIUSEPPE CALZAVARA

VITTORIO GIOVANNI CALZAVARA

MERIDIAN BIOSCIENCE EUROPE, S.A.

and

MERIDIAN BIOSCIENCE, INC.

dated as of

July 20, 2010

Page

(Continued)

(Continued)

Page

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 20, 2010, is entered into among, MARCO GIUSEPPE CALZAVARA and VITTORIO GIOVANNI CALZAVARA, being all of the shareholders of the Companies (each individually a “Seller” and collectively, the “Sellers”), MERIDIAN BIOSCIENCE, INC., an Ohio corporation (the “U.S. Buyer”), MERIDIAN BIOSCIENCE EUROPE, S.A., a Société anonyme organized under the laws of Belgium (the “Foreign Buyer” and together with the U.S. Buyer, the “Buyer”), and MARCO GIUSEPPE CALZAVARA, an individual with a primary residence at 34 Downage, Hendon, London NW4 1AH, in his capacity as representative of the Sellers (the “Sellers’ Representative”).

RECITALS

WHEREAS, the Sellers own and are the holders of all of the issued and outstanding capital stock of BIOLINE LTD., which is a private limited company organized under the laws of the United Kingdom, Official Company No. 03148822, BIOLINE GMBH, which is organized under the laws of Germany and is incorporated in the company register of Potsdam (Germany) under the official company number HRB 15467 P, BIOLINE (AUST) PTY LTD., which is organized under the laws of Australia, with registered number ACN 107 871 643, BIOLINE REAGENTS LTD., which is a private limited company organized under the laws of the United Kingdom, Official Company No. 04838884, and BIOLINE USA INC., a Massachusetts corporation (each a “Company” and collectively, the “Companies”);

WHEREAS, the U.S. Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all of the issued and outstanding capital stock of each Bioline USA Inc. and Bioline (Aust) Pty Ltd. on the terms and conditions set forth in this Agreement; and

WHEREAS, the Foreign Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all of the issued and outstanding capital stock of each Bioline Ltd., Bioline GmbH and Bioline Reagents Ltd. on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2010 Interim Period” has the meaning set forth in Section 2.05.

“Accounting Referee” has the meaning set forth in Section 7.01(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, information request, Governmental Order, Environmental Claim, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Australian Share” means the one ordinary share in Bioline (Aust) Pty Ltd registered in the name of Marco Giuseppe Calzavara which represents the entire issued share capital of Bioline (Aust) Pty Ltd.

“Balance Sheet” has the meaning set forth in Section 4.07.

“Balance Sheet Date” has the meaning set forth in Section 4.07.

“Benefit Plan” has the meaning set forth in Section 4.23(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio and London, England are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Grant Thornton LLP or such other person as shall be notified in writing to Seller from time to time.

“Cap” has the meaning set forth in Section 8.04(c).

“Closing” or “Closing Date” has the meaning set forth in Section 2.10.

“Closing Financial Statements” has the meaning set forth in Section 2.08(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies’ Transaction Expenses” has the meaning set forth in the Section 2.06(a)(iv).

“Company” and “Companies” have the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Data Protection Legislation” has the meaning set forth in Section 4.14.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and the Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.08(b)(iii).

“EBITDA” means earnings before interest, Taxes, depreciation and amortization of the Companies.

“EBITDA Post-Closing Adjustment” has the meaning set forth in Section 2.05.

“Employees” means those Persons employed by any Company immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Losses of whatever kind or nature (including Losses for the costs of enforcement proceedings, investigations, cleanup, response and removal costs, remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, cost recovery, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance or liability under any Environmental Law or any Environmental Permit.

“Environmental Law” means any applicable Law (and all amendments thereto and all regulations adopted thereunder), Environmental Permit, Governmental Order, or binding agreement with any Governmental Authority: (a) relating in any way to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal,  remediation, discharge, emissions or control of any Releases or cleanup of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, any international, foreign, provincial, federal, state or other Laws relating to the protection of the environment and human health.

“Environmental Notice” means any oral or written directive, claim, or notice of violation, liability, infraction, Permit revocation or proposed revocation or Permit application denial or proposed denial, or notice respecting any Environmental Claim, relating to actual or alleged non-compliance with or liability under or any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, license, authorization, approval, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means the entity designated to serve as escrow agent under to the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement among the Buyer, the Sellers’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit C.

“Escrow Amount” has the meaning set forth in Section 2.06(a)(ii).

“Estimated Excess Cash” has the meaning set forth in Section 2.03.

“Excess Cash” means as of July 30, 2010, (a) the cash of the Companies, minus (b) £62,500, minus (c) the Seller Post-Closing Offsets.  In this context, “Cash” means, with respect to each Company, all cash (including deposits in transit), cash equivalents and marketable securities, as of 11:59 p.m. (London time) on July 30, 2010; provided that in no event shall “Cash” include any cash, cash equivalents or marketable securities distributed by any Company to either Seller or to any of any Seller’s Affiliates (other than a Company) on the Closing Date.

“Excess Cash Adjustment” has the meaning set forth in Section 2.07(a)(ii).

“Financial Statements” has the meaning set forth in Section 4.07.

“Foreign Buyer” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, Environmental Notice, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any element, material, substance, chemical, waste, pollutant, contaminant, product, derivative, compound, mixture, solution, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade that are subject to regulation or control under any Environmental Law, including those that are hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; and (b) any petroleum or petroleum-derived products or fractions, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, or any other material or substance which has the characteristic of being explosive, infectious, carcinogenic, mutagenic, toxic, noxious, radioactive, flammable, corrosive, or caustic (whether solid, liquid or gaseous).

“Indebtedness” means, without duplication, the sum of all obligations of each Company for borrowed money and any accrued interest or prepayment premiums related thereto.  For the avoidance of doubt, Indebtedness shall not include any (a) guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of any Company in connection with any customer contracts, proposals or otherwise, and (b) intercompany accounts among any Company and any other Company.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.08(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.19.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“Intellectual Property Registrations” has the meaning set forth in Section 4.13(b).

“Joint Instruction” has the meaning set forth in Section 2.09.

“Knowledge of the Warrantor” or the “Warrantor’s Knowledge” or any other similar knowledge qualification, means the actual or constructive collective knowledge of Marco Giuseppe Calzavara or Alan Parker, after due inquiry.

“Law” means any and all applicable international, foreign, federal, state or local statute, law, ordinance, regulation, rule, directive, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law, Governmental Order, Environmental Notice, or Permit, of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.08.

“Licensed Intellectual Property” has the meaning set forth in Section 4.13(a).

“Losses” means losses, damages, liabilities, Actions, Environmental Claims, Environmental Notice, Governmental Order, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’, accountants’, technical consultants’, engineers’, and experts’ fees and expenses, and the reasonable cost incurred in enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include exemplary, remote, speculative or punitive damages, whether based on statute, contract, tort or otherwise, except in the case of fraud or to the extent actually paid to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of any Company, or (b) the ability of any Seller or any Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; or (iii) any outbreak or escalation of war or any act of terrorism; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Companies or Buyer, as applicable, taken as a whole, compared to other participants in the industries in which the Companies or Buyer, as applicable, conduct their businesses.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.18(a).

“Material Suppliers” has the meaning set forth in Section 4.18(b).

“MPPAA Plan” has the meaning set forth in Section 4.23(k).

“Notice of Disagreement” has the meaning set forth in Section 2.08(b)(ii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, exemptions, variances, applications, and similar rights obtained, or required to be obtained, from any Governmental Authority, including any Environmental Permit.

“Permitted Encumbrances” has the meaning set forth in Section 4.11(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment Escrow Agent” means the entity designated to serve as escrow agent under to the Post-Closing Adjustment Escrow Agreement.

“Post-Closing Adjustment Escrow Agreement” means an Escrow Agreement among the Buyer, the Sellers’ Representative and the Post Closing Adjustment Escrow Agent in substantially the form attached hereto as Exhibit B.

“Post-Closing Adjustment Escrow Amount” has the meaning set forth in Section 2.06(a)(iii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pounds or £”  means the lawful currency of the United Kingdom.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any Company for any Pre-Closing Tax Period.

“Process Agent” has the meaning set forth in Section 9.10(f).

“Purchase Price” has the meaning set forth in Section 2.04.

“Qualified Benefit Plan” has the meaning set forth in Section 4.23(c).

“Real Property” means the real property owned, leased or subleased by any Company, together with all buildings, structures and facilities located thereon.

“Release” means any exposure to, or actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, deposit, placement, burial, disposing or allowing to escape or migrate of any Hazardous Materials into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface, subsurface strata, or within any building, structure, facility or fixture), including, without limitation, the abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Materials.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Working Capital” means an amount equal to eighteen percent (18%) of the annualized amount of actual sales of the Companies during the 2010 Interim Period.

“Resolution Period” has the meaning set forth in Section 2.08(b)(ii).

“Restricted Business” means the business of developing, manufacturing or marketing bio-research reagents for molecular clinical diagnostic applications.

“Restricted Period” has the meaning set forth in Section 6.02(a).

“Review Period” has the meaning set forth in Section 2.08(b)(i).

“Rules” has the meaning set forth in Section 9.10(b).

“Seller(s)” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Post-Closing Offsets” means the aggregate post-closing amounts paid or payable by the Companies as set forth on Schedule 1.

“Seller’s Accountants” means Ian Cobden or such other Person as shall be notified in writing to Buyer from time to time.

“Shares” has the meaning set forth in Section 2.01.

“Tax Claim” has the meaning set forth in Section 7.07.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Post-Closing Adjustment Escrow Agreement, the German share transfer deed and the other agreements, instruments and documents required to be delivered at the Closing.

“UK Companies” means Bioline Limited and Bioline Reagents Limited, details of which are set out in Exhibit D.

“UK Real Property” means the leasehold properties occupied by the UK Companies, briefly described in Exhibit E.

“UK Shares” means the entire issued share capital of the UK Companies, details of which are set out in Exhibit D.

“UKT” has the meaning set forth in Section 4.23.

“U.S. Buyer” has the meaning set forth in the preamble.

“Warrantor” means Marco Giuseppe Calzavara.

“Working Capital” means sum of trade receivables, inventories and prepayments, less the sum of trade accounts payable, accruals and income taxes payable, and excluding deferred tax assets and deferred tax liabilities.

“Working Capital Adjustment” has the meaning set forth in Section 2.07(a)(iii).

“Year End Financial Statements” has the meaning set forth in Section 4.07.

ARTICLE II.
PURCHASE AND SALE

Section 2.01  Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall:

(a)           sell, transfer, convey, assign and deliver to the U.S. Buyer, and the U.S. Buyer shall purchase from each of the Sellers, the number of shares of stock, at the respective price per share, set forth opposite the Seller’s name on Exhibit A, which shares in the aggregate represent all of the issued and outstanding capital stock of Bioline USA Inc. and Bioline (Aust) Pty Ltd.

(b)           sell, transfer, convey, assign and deliver to the Foreign Buyer, and the Foreign Buyer shall purchase from each of the Sellers, the number of shares of stock, at the respective price per share, set forth opposite the Seller’s name on Exhibit A, which shares in the aggregate represent all of the issued and outstanding capital stock of Bioline Ltd., Bioline GMBH and Bioline Reagents Ltd. (the shares set forth on Exhibit A collectively, the “Shares”).

(c)           in relation to the UK Shares sell them with full title guarantee and waive all pre-emption rights and other rights of first refusal in relation to any of the UK Shares, whether under the articles of association of the UK Companies or otherwise.

Section 2.02  Allocation of Purchase Price.  The Buyer and the Sellers agree that the Purchase Price shall be allocated to the Companies as described and set forth in Exhibit F.

Section 2.03  Estimated Excess Cash.  The Buyer and the Sellers agree that the estimate of the Excess Cash as of the Closing Date is £2,250,000 less the Seller Post-Closing Offsets (the “Estimated Excess Cash”).

Section 2.04  Purchase Price. The aggregate “Purchase Price” for the Shares shall be (i) £13,881,465, plus (ii) the Estimated Excess Cash minus (iii) the Companies’ Transaction Expenses.  The Purchase Price shall be subject to adjustment as follows:

(a)           by deducting the amount of any EBITDA Adjustment as determined in accordance with Section 2.05;

(b)           by adding (or subtracting, if negative) the amount by which the Excess Cash is more or less, as the case may be, than the Estimated Excess Cash as determined in accordance with Section 2.07;

(c)           by adding (or subtracting, if negative) the amount by which the Working Capital is more or less, as the case may be, than the Required Working Capital, as determined in accordance with Section 2.07; and

(d)           by adding or subtracting such amount of EBITDA and its impact on Working Capital during the period from the Closing to July 30, 2010, as determined in accordance with Section 2.08(a),

(the sum of such adjustments being the “Net Purchase Price Adjustment Amount”, being payable in favor of the Buyer or the Sellers as the case may be).

For purposes of the adjustment pursuant to this Section 2.04(d), Buyer agrees that during the period from the Closing Date until July 30, 2010, it will operate the Companies and their respective businesses (i) in good faith and without any act and omission the principal purpose of which is to reduce any amount that would otherwise be payable to the Sellers under this Article II, (ii) without extracting any Cash by way of dividend, management fee or other similar payment in favor of any member of the Buyer or any of its Affiliates and (iii) otherwise in accordance with the Companies historical practices prior to the Closing Date.

Section 2.05  Purchase Price Adjustment for 2010 EBITDA.  If the Companies’ combined EBITDA for the period from October 1, 2010 through July 30, 2010 (the “2010 Interim Period”) is less than  £1,195,600 (which is 98% of the 2010 budgeted amount of EBITDA of £1,220,000 for the 2010 Interim Period), the Purchase Price shall be reduced (the “EBITDA Post-Closing Adjustment”) by an amount equal to (a) £1,477,100; less (b) (i) an amount equal to £1,477,100 multiplied by a percentage equal to (i) Companies’ combined EBITDA for the 2010 Interim Period divided by (ii) £1,220,000, multiplied by (c) 9.15.   By way of example, if the Companies’ combined EBITDA for the 2010 Interim Period were £1,159,000 or 95% of the budgeted amount of £1,220,000, the adjustment to the Purchase Price would be £675,773,  calculated by (i) multiplying £1,477,100 by 95% (£1,403,245), (ii) subtracting this result from £1,477,100 (£1,477,100 - £1,403,245 = £73,855), and (iii) multiplying this result by 9.15 (£73,855 x 9.15 = £675,773).  The Purchase Price shall not be adjusted under this Section 2.05 if the Companies’ combined EBITDA for the 2010 Interim Period exceeds £1,195,600.

Section 2.06  Transactions to be Effected at or prior to the Closing.

(a)           Buyer Deliverables.  At or prior to the Closing, the Buyer shall deliver:

(i)           to the Sellers, £15,211,430 (which includes the Estimated Excess Cash), less the Escrow Amount and the Post-Closing Adjustment Escrow Amount paid to the escrow agents pursuant to the Escrow Agreement and the Post-Closing Adjustment Escrow Agreement, less the Companies’ Transaction Expenses paid pursuant to Section 2.06(a)(iv), by wire transfer of immediately available funds to one or more accounts of the Sellers designated in writing by the Sellers to the Buyer no later than two (2) Business Days prior to the Closing Date;

(ii)           to the Escrow Agent, £1,000,000 (the “Escrow Amount”) by wire transfer of immediately available funds into an account designated by the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by the Buyer or any other Buyer Indemnitee against any Seller pursuant to Article VIII;

(iii)           to the Post Closing Adjustment Escrow Agent, £500,000 (the “Post-Closing Adjustment Escrow Amount”) by wire transfer of immediately available funds into an account designated by the Post-Closing Adjustment Escrow Agent to be held and distributed in accordance with the terms of the Post-Closing Adjustment Escrow Agreement;

(iv)           to such Persons specified on Section 2.06(a)(iv) of the Disclosure Schedule, an aggregate amount representing all third party legal, financial and other advisory fees and expenses of the Companies payable in connection with the transaction contemplated by this Agreement and the Transaction Documents (the “Companies’ Transaction Expenses”) in such allocation and to such accounts as specified on Section 2.06(a)(iv) of the Disclosure Schedule;

(v)           to the Sellers’ Representative, all approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Seller at or prior to the Closing;

(vi)           to the Sellers’ Representative, true and complete copies of the Transaction Documents (other than this Agreement), executed by the Buyer;

(vii)           to Marco Giuseppe Calzavara, a duly executed copy of the service agreement related to his employment;

(viii)           to Alan Parker, a duly executed copy of the service agreement related to his employment;

(ix)           to Daniel Corey, a duly executed copy of the service agreement related to his employment;

(x)           to the Sellers’ Representative, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(xi)           to the Sellers’ Representative, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(b)           Sellers Deliverables.  At or prior to the Closing, the Sellers or the Sellers’ Representative, as applicable, shall deliver to the Buyer:

(i)           stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, including completed and signed transfers of the UK Shares and the Australian Share, with (except in respect of the transfer of the UK Shares and the Australian Share) all required stock transfer tax stamps affixed thereto;

(ii)           a power of attorney and appointment of proxy in form and substance satisfactory to Buyer in its reasonable discretion, executed by each of the Sellers, empowering the Buyer to exercise the Sellers’ rights as shareholders of the UK Companies and Bioline (Aust) Pty Ltd pending the stamping and registration of the transfers referred to in Section 2.06(b)(i);

(iii)           all approvals, consents and waivers that are listed on Section 4.06 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing;

(iv)           payoff letters and written releases of all Encumbrances with respect to any Indebtedness of any Company to be outstanding immediately prior to the Closing, executed by the holders of or parties to each such Encumbrance, shall be delivered to the Buyer at or prior to the Closing;

(v)           executed license agreements entered into by the Companies and reasonable satisfactory to the Buyer with each Person set forth on Section 2.06(b)(v) of the Disclosure Schedule and the Sellers’ Representative shall have delivered evidence reasonably acceptable to the Buyer that all upfront cash payments (including royalty amounts for prior periods) required in connection with such license agreements to the Buyer at or prior to the Closing;

(vi)           true and complete copies the Transaction Documents (other than this Agreement), executed by the Sellers or the Companies, as applicable;

(vii)           an acceptance of the Buyer’s offer of employment to Marco Giuseppe Calzavara to serve as President of the Companies;

(viii)           an acceptance of the Buyer’s offer of employment to Alan Parker to serve as Chief Executive Officer of the Companies;

(ix)           an acceptance of the Buyer’s offer of employment to Daniel Corey;

(x)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Bioline Ltd. certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Bioline Ltd. authorizing the execution, delivery and performance of the service agreements with Marco Giuseppe Calzavara and Alan Parker and the consummation of the transactions contemplated thereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated thereby;

(xi)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Bioline Ltd. certifying the names and signatures of the officers of each authorized to sign the service agreements with Marco Giuseppe Calzavara and Alan Parker;

(xii)           a waiver in form and substance satisfactory to the Buyer in its reasonable discretion, executed as a deed by the registered holders of shares of each of the UK Companies in respect of which a transfer is required to be delivered under Section 2.06(b)(i), of any pre-emption or other rights which he has, under the articles of association of the relevant UK Company or otherwise, in relation to the transfer of those shares;

(xiii)           the statutory books of each of the UK Companies and Bioline (Aust) Pty Ltd and their subsidiaries, complete and up to date, and their certificates of incorporation and common seals;

(xiv)           deeds of release and discharge (or undertakings to provide deeds of release and discharge in terms satisfactory to the Buyer) in respect of all charges and guarantees entered into by any of the UK Companies and their subsidiaries duly executed by those entitled to the benefit of such charges and guarantees together with Form MG02 executed on behalf of the relevant UK Companies and their subsidiaries in relation to any charges appearing on the register of charges of any of the UK Companies and their subsidiaries at Companies House (including, without limitation, the charge(s) specified in Exhibit D);

(xv)           a good standing certificate (or its equivalent) for each Company (other than the UK Companies) from the Governmental Authority of the jurisdiction under the Laws in which such Company is organized;

(xvi)           a certificate of the President of Bioline USA Inc. certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Bioline USA Inc. authorizing the execution, delivery and performance of the service agreements with Daniel Corey and the consummation of the transactions contemplated thereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated thereby.

(c)           Buyer and Seller Deliverables.  The Buyer and the Sellers agree that they are bound to assign the shares of Bioline GmbH in a notarized form according to German company law (GmbH-Gesetz).  The form of the share transfer deed is attached hereto as Exhibit G.

Section 2.07  Excess Cash and Working Capital Adjustment.

(a)           Excess Cash and Working Capital Adjustment.

(i)           Not later than September 30, 2010, Buyer shall prepare and deliver to Sellers’ Representative statements setting forth its calculation of Excess Cash as of July 30, 2010 (the “Excess Cash Statements”) and Working Capital as of the July 30, 2010 (the “Working Capital Statements”) (both without giving effect to the transactions contemplated herein) and a certificate of the Chief Financial Officer of Buyer that calculations of Excess Cash and Working Capital are true and correct in all material respects. The Working Capital Statements shall be prepared in the same manner and using the same policies and principles as utilized by the Companies in the preparation of the Financial Statements.

(ii)           If, following compliance with the provisions of Section 2.07 and Section 2.11 (if applicable), the Excess Cash as of July 30, 2010 is less than the Estimated Excess Cash, Buyer shall be entitled to receive the amount by which the Excess Cash is less than the Estimated Excess Cash.  If, following compliance with the provisions of Section 2.07 and Section 2.11 (if applicable), the Excess Cash as of July 30, 2010 is greater than Estimated Excess Cash, Buyer shall pay to Sellers the amount by which the Excess Cash at July 30, 2010 exceeded Estimated Excess Cash (any adjustment under this Section 2.07(a)(ii) shall hereinafter be referred to as the “Excess Cash Adjustment”).

(iii)           If, following compliance with the provisions of Section 2.07 and Section 2.11 (if applicable), the Working Capital as of July 30, 2010 is less than the Required Working Capital, Buyer shall be entitled to receive the amount by which the Working Capital is less than the Required Working Capital.  If, following compliance with the provisions of Section 2.07 and Section 2.11 (if applicable), the Working Capital as of July 30, 2010 is greater than the Required Working Capital, Buyer shall pay to Sellers the amount by which the Working Capital as of July 30, 2010 exceeded the Required Working Capital. (any adjustment under this Section 2.07(a)(iii) shall hereinafter be referred to as the “Working Capital Adjustment”).

(b)           Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08  EBITDA Post-Closing Adjustment.

(a)           EBITDA Post-Closing Adjustment Calculation.  Not later than September 30, 2010, the Buyer shall cause the Companies to prepare and deliver to the Sellers’ Representative a balance sheet of the Companies (which, for the avoidance of doubt, is to be calculated after adding back the Seller Post-Closing Offsets and otherwise in accordance with the same principles and policies used to calculate the estimated EBITDA component of the Purchase Price and be, to the extent possible without being in conflict, with locally accepted GAAP for the each Company) as of July 30, 2010 and a statement setting forth the Buyer’s good faith calculations of EBITDA for the 2010 Interim Period (collectively, the “Closing Financial Statements”) and the amount of an adjustment the EBITDA Post-Closing Adjustment, if any.

(b)           Examination and Review of the Excess Cash Statements, Working Capital Statements and the Closing Financial Statements (each being referred to as a “Statement”).

(i)           Examination. The Sellers shall have until October 30, 2010 (the “Review Period”) to review any Statement.  During the Review Period, the Sellers’ Representative and Seller’s Accountants shall have full access to the books and records of each Company, the personnel of, and work papers prepared by, the Buyer and/or the Buyer’s Accountants to the extent that they relate to the Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Statement and to prepare a Notice of Disagreement (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or any Company.

(ii)           Objection.  On or prior to the last day of a Review Period, the Sellers’ Representative may object to a Statement by delivering to the Buyer a written statement setting forth the Sellers’ Representative objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative disagreement therewith (the “Notice of Disagreement”). If the Sellers’ Representative fails to deliver the Notice of Disagreement before the expiration of the respective Review Period, the Statement and the EBITDA Post-Closing Adjustment (if appropriate) reflected in the Statement shall be deemed to have been accepted by the Sellers’ Representative. If the Sellers’ Representative delivers the Notice of Disagreement before the expiration of the relevant Review Period, the Buyer and Sellers’ Representatives shall negotiate in good faith to resolve such objections prior to November 15, 2010 (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the EBITDA Post-Closing Adjustment (if appropriate) and the Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii)           Resolution of Disputes. If Sellers’ Representatives and Buyer fail to reach an agreement with respect to all of the matters set forth in the Notice of Disagreement before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a mutually agreeable office of an impartial internationally recognized firm of independent public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve such Disputed Amounts only and make any adjustments to the EBITDA Post-Closing Adjustment, Excess Cash and/or the Working Capital, as the case may be, and the relevant Statement(s). The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount under this Section 2.08 must be within the range of values assigned to each such item in the relevant Statement(s) and the Notice of Disagreement(s).

(iv)           Fees of the Independent Accountants. The Warrantor shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts under this Section 2.08 submitted to the Independent Accountants that are resolved in favor of the Buyer (that being the difference between the Independent Accountants’ determination and the Sellers’ Representative’s determination) and the denominator of which is the total amount of Disputed Amounts under this Section 2.08 submitted to the Independent Accountants (that being the sum total by which the Buyer’s determination and the Sellers’ Representative determination differ from the determination of the Independent Accountants). The Buyer shall pay that portion of the fees and expenses of the Independent Accountants that the Warrantor is not required to pay hereunder.

(v)           Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the applicable Statement(s) and/or the EBITDA Post-Closing Adjustment, Excess Cash and/or Working Capital shall be conclusive and binding upon the parties hereto.

(c)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.08 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.09  Satisfaction of Net Purchase Price Adjustment Amount.

(a)          Following agreement or determination of the each of the Excess Cash Adjustment, the Working Capital Adjustment and the EBITDA Post-Closing Adjustment, Buyer and the Sellers shall deliver a joint instruction (“Joint Instruction”) to the Post-Closing Adjustment Escrow Agent (x) within five (5) Business Days of acceptance of the applicable Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.08(b)(v) above to pay to the Buyer the amount of any Net Purchase Price Adjustment Amount payable to the Buyer and any remaining amount held pursuant to the Post-Closing Adjustment Escrow Agreement to the Sellers, by wire transfer of immediately available funds to such accounts as set forth in such Joint Instruction.

(b)          If the Post-Closing Adjustment Escrow Amount is insufficient to pay the Net Purchase Price Adjustment Amount due to the Buyer, the Sellers shall pay to the Buyer an amount equal to the Net Purchase Price Adjustment Amount less the Post-Closing Adjustment Escrow Amount.  The amount by which the Net Purchase Price Adjustment Amount exceeds the Post-Closing Adjustment Escrow Amount, if any, shall bear interest from the date of the Joint Instruction to and including the date of payment at a rate per annum equal to Three Percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(c)           If the Net Purchase Price Adjustment Amount is due to the Sellers, the Buyer shall pay to the Sellers an amount equal to the Net Purchase Price Adjustment Amount.  The Net Purchase Price Adjustment Amount payable to the Sellers shall bear interest from the date of the Joint Instruction to and including the date of payment at a rate per annum equal to Three Percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 2.10  Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 11:00 a.m., Cincinnati time (being 4:00 p.m. London time) on July 20, 2010 or at such other time or on such other date or at such other place as the Sellers and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.11  Withholding Tax.  The Buyer and each Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer and such Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Sellers hereunder.

Section 2.12  Designation of the Sellers’ Representative.  In order to efficiently administer the transactions contemplated hereby, Marco Giuseppe Calzavara is hereby designated and appointed as agent and attorney-in-fact for the Seller pursuant to the terms and conditions of Annex A.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01  Title.  Such Seller has good and marketable title to his, her or its Shares as set forth on Exhibit A.  Such Shares are free and clear of any and all Encumbrances.  Upon consummation of the transactions contemplated hereby, the Buyer will acquire from such Seller good and marketable title to such Shares, free and clear of all Encumbrances, subject to restrictions on further transfer imposed by applicable securities laws and regulations.

Section 3.02  Enforceability.  This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.  When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.03  Brokers.  Except as disclosed in Section 3.03 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF COMPANIES AND THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Warrantor represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01  Organization and Authority of each Company. Each Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Each Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Company is licensed or qualified to do business, and such Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.  The execution and delivery by each Company of this Agreement and any other Transaction Document to which such Company is a party, the performance by such Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Company. This Agreement has been duly executed and delivered by each Company, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a legal, valid and binding obligation of each Company enforceable against such Company in accordance with its terms.  When each other Transaction Document to which such Company is or will be a party has been duly executed and delivered by such Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Company enforceable against it in accordance with its terms.

Section 4.02  Capitalization.

(a)           The authorized capital stock of each Company consists of the number of shares, type of stock and with the par value set forth on Section 4.02 of the Disclosure Schedule, of which number shares of each Company set forth on Section 4.02 of the Disclosure Schedule are issued and outstanding and constitute the Shares.  All of the Shares have been duly authorized, are validly issued, fully paid, have not been repaid (neither open nor concealed) and are and non-assessable, free and clear of all Encumbrances.

(b)           The information in Exhibit D (Details of the UK Companies) is accurate.

(c)           All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment or is subject to or in violation of any preemptive or similar rights of any Person.

(d)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Company or obligating any Seller or any Company to issue or sell any shares of capital stock of, or any other interest in, any Company. No Company has any outstanding or authorized any stock appreciation, arrangements referable to the stock price of any of the Companies, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.03  No Subsidiaries. Except as set forth on Section 4.03 of the Disclosure Schedule, no Company owns, or has any interest in any shares or has an ownership interest in any other Person.

Section 4.04  Statutory books. The register of members and other statutory books of each of the UK Companies and Bioline (Aust) Pty Ltd and their subsidiaries have been properly kept and contain an accurate and complete record of the matters with which they should deal.

Section 4.05  Documents filed.  Except as disclosed in Section 4.05 of the Disclosure Schedule, all returns, particulars, resolutions and documents required to be filed by any of the Companies have been duly filed and were correct.

Section 4.06  No Conflicts; Consents. The execution, delivery and performance by each Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of such Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or any Company; (c) except as set forth in Section 4.06 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Company is a party or by any Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or any Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.07  Financial Statements.  Except as disclosed in Section 4.07 of the Disclosure Schedule, complete copies of the Companies’ annual financial statements consisting of the balance sheet of such Companies as of each of their respective fiscal year ends in each of the years 2007, 2008 and 2009 and the related statements of income, stockholders’ equity and cash flows for the years then ended (the “Year End Financial Statements”) and interim financial statements consisting of the balance sheets of the Companies as of April 30, 2010 and the related statements of income for the seven-month period ended April 30, 2010 (together with the Year End Financial Statements, the “Financial Statements”) have been delivered to the Buyer. The Financial Statements have been prepared in accordance with the local statutory principles in each country of incorporation, applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Companies, and fairly present the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The balance sheet of the Companies as of April 30, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Each Company maintains a standard system of accounting established and administered in accordance with accounting principles or standards generally accepted in the country of incorporation.

Section 4.08  Undisclosed Liabilities. No Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) any Liabilities that have been specifically disclosed in the Disclosure Schedules as Liabilities not reflected in the Financial Statements.  Except as disclosed in the Balance Sheet, no Company has resolved or distributed any dividends, neither openly nor hidden.

Section 4.09  Absence of Certain Changes, Events and Conditions. Except as disclosed in Section 4.09 of the Disclosure Schedule, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Company, any:

(a)           event, occurrence, development or change in Law that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the charter, by-laws or other organizational documents of the Company;

(c)           split, combination or reclassification of any shares of its capital stock;

(d)           issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of any Company, except as required by local statutory principles in the country of incorporation or as disclosed in the notes to the Financial Statements;

(g)           material change in any Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract

(i)           Contract concerning the occupancy, management or operation of any Real Property;

(j)           incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(l)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(m)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)           any capital investment in, or any loan to, any other Person;

(o)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Company is a party or by which it is bound;

(p)           any material capital expenditures in excess of £50,000;

(q)           imposition of any Encumbrance upon any of any Company’s properties, capital stock or assets, tangible or intangible;

(r)           grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of its Employees, other than as provided for in any written agreements or consistent with past practice, or change in the terms of employment for any Employee;

(s)           entry into or termination of any employment agreement or collective bargaining agreement, written or oral, or modification of the terms of any such existing agreement;

(t)           any loan to, or entry into any other transaction with, any Company’s directors, officers and Employees;

(u)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of £100,000, individually (in the case of a lease, per annum) or £100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)           adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any of its directors, officers and Employees (or any such action taken with respect to any other Benefit Plan); or

(z)           action by any Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer in respect of any Post-Closing Tax Period.

Section 4.10  Material Contracts.

(a)           Section 4.10(a) of the Disclosure Schedules lists each of the following Contracts of each Company (such Contracts, being “Material Contracts”):

(i)           each Contract of any Company involving aggregate consideration in excess of £50,000 and which, in each case, cannot be cancelled by such Company without more than forty-five (45) days’ notice;

(ii)           all Contracts that require any Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by any Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company is a party and which are not cancellable without more than forty-five (45) days’ notice;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to Indebtedness in excess of £10,000 including, without limitation, guarantees of any Company;

(viii)           all Contracts with any Governmental Authority to which any Company is a party, including grant agreements;

(ix)           all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)           any Contracts to which any Company is a party that provide for any joint venture, partnership or similar arrangement by such Company;

(xi)           all Contracts between or among any Company on the one hand and any Seller or any Affiliate of any Seller (other than a Company) on the other hand; and

(xii)           all collective bargaining agreements or Contracts with any labor organization, union or association to which any Company is a party.

(b)           Each Material Contract is valid and binding on such Company which is a party thereto in accordance with its terms and is in full force and effect. No Company or, to the Warrantor’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.

(c)           Except as disclosed Section 4.10(c) of the Disclosure Schedules, none of the Companies has been granted any public subsidies, allowances, aids and other public grants, in particular, without limitation, within the meaning of Article 87 of the EC Treaty within the past three years prior to the date of this Agreement. Each Company has applied for, received and used any of the public grants only in accordance with applicable Governmental Order and Law.

Section 4.11  Title to Assets; Real Property.

(a)           Except as disclosed in Section 4.11 of the Disclosure Schedule, each Company has good and valid and, in the case of Real Property owned by the Company, good and marketable title to, or a valid leasehold interest in, all Real Property and personal property, including but not limited to Company Intellectual Property, and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(ii)           mechanics, carrier’s, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies;

(iii)           easements, rights of way, zoning ordinances, Section 106 agreements, and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Companies; or

(iv)           other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Companies.

(b)           Section 4.11(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the registered title numbers of the UK Real Property; (iii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iv) the current permitted use of such property. With respect to Real Property owned by the Company, the Sellers have delivered or made available to the Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which any Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Seller or any Company and relating to the Real Property. With respect to leased Real Property, the Sellers have delivered or made available to the Buyer true, complete and correct copies of any leases affecting the Real Property and any documents supplemental to those leases.   Each lease is valid and binding on such Company which is a party thereto in accordance with its terms and is in full force and effect. No Company or, to the Warrantor’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such lease.  No Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Companies’ business has not and does not violate in any material respect any Law, covenant, condition, restriction, or easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no Actions pending nor, to the Warrantor’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings or any of the Actions, Environmental Claims, or Losses.

Section 4.12  Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Company, together with all other properties and assets of each Company, are sufficient for the continued conduct of the business of each Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of each Company as currently conducted and no new, modified or upgraded pollution control equipment is required to be installed or expected to be required to be installed under any Law, Governmental Order, Permit, or Environmental Notice.  The buildings, plants, structures, fixtures of each Company are structurally sound and all material machinery, equipment, vehicles and other items of tangible personal property of the Companies, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, in each case in all material respects.  None of such buildings, plants, structures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance, repairs or upgrades, or modifications except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.13  Intellectual Property.

(a)           “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by any Company (“Company Intellectual Property”) and that in which any Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Seller (“Licensed Intellectual Property”):

(i)           trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, including utility models, design patents, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii)           internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii)           original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)           confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)           patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b)           Section 4.13(b) of the Disclosure Schedules lists all Company Intellectual Property that is either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c)           Except as disclosed in Section 4.13(c) of the Disclosure Schedule, the Companies own, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances.  Without limiting the generality of the foregoing, each Company has entered into binding, written agreements with every current and former employee of such Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to such Company any ownership interest and right they may have in such Company’s applicable portion of the Company Intellectual Property; and (ii)

acknowledge such Company’s exclusive ownership of such Company’s applicable portion of the Company Intellectual Property.  The Sellers have provided the Buyer with true and complete copies of all such agreements. Each Company is in full compliance with all legal requirements applicable to such Company’s applicable portion of the Company Intellectual Property and such Company’s ownership and use thereof.

(d)           Section 4.13(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby any Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for any Company’s business or operations.  The Sellers have provided the Buyer with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between each Company that is a party thereto and the other parties thereto, and such Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e)           To Warrantor’s Knowledge, except as disclosed in Section 4.13(e) of the Disclosure Schedule, the Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by any Company or proposed to be used, and any Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.  Neither any Seller nor any Company has received any communication, and no Action has been instituted, settled or, to the Warrantor’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f)           Section 4.13(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which any Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property.  The Sellers have provided the Buyer with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between each Company that is a party thereto and the other parties thereto, and such Company and such other parties are in full compliance with the terms and conditions of such agreements.  To Warrantor’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

(g)           To Warrantor’s Knowledge, the Company Intellectual Property and the License Intellectual Property comprise all of the Intellectual Property that is reasonably required for the carrying on the business of the Companies as of the date hereof.

Section 4.14  Data protection.

(a)           Except as disclosed in Section 4.14 of the Disclosure Schedule, each of the UK Companies and their subsidiaries is fully compliant with all applicable data protection laws and has complied with all relevant requirements of the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (or equivalent legislation applicable in other jurisdictions) (“Data Protection Legislation”), including (without limitation):

(i)           informing data subjects of the identity of the data controller, its nominated representative, the uses made of the data and any potential disclosures and obtaining their consent (if necessary) in connection with the processing of personal data;

(ii)           having in place appropriate technical and organizational measures against the accidental or unauthorized destruction, loss, alteration or disclosure of personal data and procedures to ensure that unauthorized persons do not have access to any equipment used to process such data;

(iii)           having in place appropriate systems to identify which individuals have instructed any of the UK Companies and their subsidiaries that they do not wish to receive marketing information and comply with such instructions;

(iv)           responding to requests from data subjects for access to data held by it; and

(v)           the requirements relating to the registration of data controllers.

(b)           No individual has claimed, and to Warrantor’s Knowledge, no grounds exist for any individual to claim compensation from any of the UK Companies and their subsidiaries under the Data Protection Legislation for loss or unauthorized disclosure of data or for any contravention of any of the requirements of the Data Protection Legislation.

(c)           None of the UK Companies and their subsidiaries has received a notice or allegation from either the Information Commissioner (or the equivalent in any applicable jurisdiction) or a data subject alleging non-compliance with the data protection principles or any other provisions of the Data Protection Legislation, or prohibiting the transfer of data to a country or territory outside the United Kingdom or the European Economic Area.

Section 4.15  Information Technology.

(a)           In this paragraph:

“Confidential Information” means any and all information relating to the trade secrets, operations, processes, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs and/or business of the Companies contained in or on any medium or format.

“IT Systems” means any and all information and communications technologies used (or purported to be used) by any of the Companies including computer hardware, software (proprietary and third party) operating systems, data, Internet and web sites, firmware, networking, peripherals and all associated documentation or other infrastructure equipment or systems.

(b)           The IT Systems are either owned by, or licensed or leased to, the Companies free of any Encumbrances.

(c)           The IT Systems are fully functional and comprise all information and communication technologies necessary for the continuation of the business of the Companies.

(d)           The carrying on of the Companies’ business does not infringe any intellectual property rights of third parties in their computer software and no claims of infringement have been made or threatened by any third party;

(e)           To the Knowledge of the Warrantor, there has been no infringement by any Person of any rights owned or used by the Companies in the IT Systems.

Section 4.16  Inventory. All inventory of each Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by such Company free and clear of all Encumbrances, except in disclosed on Section 4.16 of the Disclosure Schedule, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of such Company.

Section 4.17  Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by such Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of such Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of each Company, are collectible in full within seventy-five (75) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of each Company have been determined in accordance with local statutory principles in each country of incorporation, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.18  Customers and Suppliers.

(a)           Section 4.18(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Companies for goods or services rendered in an amount greater than or equal to £50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  No Company has received any notice that any of its Material Customers has ceased, or to Warrantor’s Knowledge, intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with any Company.

(b)           Section 4.18(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Companies have paid consideration for goods or services rendered in an amount greater than or equal to £50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  No Company has received any notice, nor has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with any Company.

Section 4.19  Insurance.  Section 4.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.  Neither any Seller nor any Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company.  All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  Except as set forth on Section 4.19 of the Disclosure Schedules, there are no claims related to the business of any Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. Except as set forth on Section 4.19 of the Disclosure Schedules, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Companies and are sufficient for compliance with all applicable Laws and Contracts to which any Company is a party or by which any such Company is bound.

Section 4.20  Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 4.20(a) of the Disclosure Schedules, there are no Actions pending or, to the Warrantor’s Knowledge, threatened (a) against or by any Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to any Company); or (b) against or by any Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           Except as set forth in Section 4.20(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company or any of its properties or assets.

Section 4.21  Compliance With Laws; Permits.

(a)           Each Company has complied, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)           All Permits required for each Company to conduct its business have been obtained by it and are valid and in full force and effect.  Each Company has complied, and is now complying with all Permits applicable to it or its business, properties, or assets.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 4.21(b) of the Disclosure Schedules lists all current Permits issued to any Company, including the names of the Permits and their respective dates of issuance and expiration.  To Warrantor’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.21(b) of the Disclosure Schedules.

Section 4.22  Environmental Matters.

(a)           Each Company is currently and has been in compliance with in all material respects and do not have any liability under any applicable Environmental Laws at the Real Property or in the operation of the business of the Company and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law or Governmental Order, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Each Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.22(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and to Warrantor’s Knowledge, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of any Company as currently carried out.

(c)           There has been no Release of Hazardous Materials in contravention of or which potentially creates liability under any Environmental Law with respect to the business or assets of any Company or any Real Property currently or formerly owned, operated or leased by any Company, and neither any Company nor any Seller has received an Environmental Notice or Governmental Order that any Real Property currently or formerly owned, operated or leased in connection with the business of the

Company (including soils, groundwater, surface water, buildings and other structure located on, in or about any such Real Property) has been subject to a Release of Hazardous Material or has been contaminated with any Hazardous Material which could reasonably be expected to have a Material Adverse Effect, or to result in any Losses, Governmental Order or Environmental Claim against, or a violation of or liability under any Environmental Law or any Environmental Permit by any Seller or any Company.  There is no ongoing unpermitted Release of any Hazardous Substances at, from, or under any Real Property owned or operated by the Companies or in the operation of the business of the Companies.

(d)           Neither any Seller nor any Company has retained or assumed, by contract or operation of Law, any Liability of third parties under Environmental Law or Governmental Order.  Any Governmental Order pertaining to its Real Property or the Companies is disclosed in Section 4.22(d) of its Disclosure Schedule.

(e)           the Sellers have provided or otherwise made available to the Buyer and listed in Section 4.22(e) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, and correspondence to and from any Governmental Authority, and other similar documents with respect to the business or assets of any Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Company; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to control pollution, manage waste or otherwise ensure compliance or reduce liability with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(f)           All required pollutions control equipment are and were lawfully installed, operated and maintained, all maintenance recordkeeping and reporting of such emissions and discharges have been timely, complete and accurate, and all Permits reviewed have been timely sought.

(g)           There is no pending or to the Seller’s knowledge threatened investigation by any Governmental Authority against the Companies or the Real Property or the business of the Companies pertaining to any Environmental Law, Environmental Permit, Environmental Order, Environmental Claim, or any Release of Hazardous Materials.

(h)           There are, and have been, no obligations by any of the Companies to any Governmental Authority or Person or under any Environmental Law or Governmental Order to undertake any investigation, review of, cleanup or remediation of any Hazardous Substances, or to provide cost recovery or contribution for any such action at any of the Real Property, or in the operation of the business of the Companies, or any other such locations where such Hazardous Substances were managed by the Companies or for which they are responsible or liable.

Section 4.23  Pension Schemes and Employee Benefit Matters.

(a)           Section 4.23(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, arrangement conferring benefits by reference to the share price of any Company or a change in control relating to any of them, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement including entitlement to bonuses and commissions (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee and (managing) directors and officers of any Company, and is maintained, sponsored, contributed to, or required to be contributed to by each Company, or under which any Company has or may have any liability for premiums or benefits, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 4.23(a) of the Disclosure Schedules, each, a “Benefit Plan”).  Benefit Plans maintained in the United States are hereinafter referred to as “U.S. Benefit Plans”; other Benefit Plans are referred to as “Non-U.S. Benefit Plans.”

(b)           With respect to each Benefit Plan, the Sellers have made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any U.S. Benefit Plan; (v) in the case of any U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to any U.S. Benefit Plan.

(c)           Except as set forth in Section 4.23(c) of the Disclosure Schedules, each Benefit Plan complies, or in the case of each Benefit Plan that is a multiemployer plan, to the Warrantor’s Knowledge, complies, with all applicable Laws. Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred prior to the Closing Date with respect to any U.S. Benefit Plan that has subjected or could reasonably be expected to subject any Company or, with respect to any period on or after the Closing Date, the Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to an excise tax under the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles. With respect to any U.S. Benefit Plan, no event has occurred or is reasonably expected to occur (in either case prior to the Closing Date) that has resulted in or would subject the Company or, with respect to any period on or after the Closing Date, the Buyer or any of its Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code.

(d)           No U.S. Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (ii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any U.S. Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e)           Except as set forth in Section 4.23(e) of the Disclosure Schedules, no provision of any Benefit Plan, collective bargaining agreement or applicable Law could reasonably be expected to result in any limitation on the Buyer or any of its Affiliates from amending or terminating any agreement with respect to any Benefit Plan, which agreement is assumed by or transferred to the Buyer in connection with the consummation of the transactions contemplated by this Agreement or otherwise. The Company has no commitment or obligation and has not made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)           Neither any Seller, any Company nor any of their Affiliates (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of any Company or become a liability of the Buyer; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation or local equivalent or any comparable institution under applicable Law when due with respect to any pension plan which would be a liability of any Company; or (iv) is engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA which would be a liability of any Company or become a liability of the Buyer.

(g)           Except as set forth in Section 4.23(g) of the Disclosure Schedules, other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(h)           There is no pending or, to the Warrantor’s Knowledge, threatened action relating to a Benefit Plan, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           Except as set forth in Section 4.23(i) of the Disclosure Schedules, there has been no amendment to, announcement by the Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any Employee.  None of the Seller, the Company nor any of their Affiliates has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)           Except as set forth in Section 4.23(j) of the Disclosure Schedules, no Benefit Plan exists that could (i) result in the payment to any Employee of any money or other property; (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of the Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(k)           With respect to any multiemployer U.S. Benefit Plan, as described in Section 4001(a)(3) of ERISA (“MPPAA Plan”): (i) all contributions required to be made with respect to Employees of the Company have been timely paid; (ii) the Company has not incurred, and will not incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such MPPAA Plan (whether by reason of the transactions contemplated by this Agreement or otherwise); and (iii) no such MPPAA Plan is, or is it expected to be, insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist, with respect to any such MPPAA Plan.

(l)           All Benefit Plans which are maintained in the United Kingdom (“UK Benefit Plans”) are registered with HM Revenue and Customs for the purposes of the UK Finance Act 2004.

(m)           No undertakings or assurances have been given to any Employees who are based in the United Kingdom (“UK Business Employees”) as to the introduction, continuance, increase or improvement of benefits or as to the enhancement of benefits in any UK Benefit Plans on the happening of a given set of circumstances.

(n)           All undisputed consulting, actuarial, trusteeship, accounting, investment and other fees, charges and expenses of whatever nature with respect to UK Benefit Plans for which an account or invoice has been delivered have been paid in the ordinary course of business.

(o)           The employers of UK Business Employees have complied in all material respects with their obligations in relation to stakeholder pensions under section 3 of the UK Welfare Reform and Pensions Act 1999 and such employers are not under any obligation to make any employer contributions to any stakeholder arrangement.

(p)           Except as set forth in Section 4.23(p) of the Disclosure Schedules, any benefits payable on the death of a UK Business Employee while in employment (other than a return of that employee’s own contributions and contributions paid in respect of him to a Benefit Plan) or during a period of sickness or disability are fully insured and all premiums due to the insurance company have been paid in the ordinary course of business.

(q)           To the Warrantor’s Knowledge, no Employee or former employee who transferred his employment to any of the Companies under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as appropriate) (“UKT”) has any legal entitlement to benefits in excess of those to which he is entitled to by virtue of his membership of the UK Benefit Plans or has retired early on terms which are less favorable than the early retirement terms which would have applied to him under the pension arrangement of which he was a member prior to the UKT transfer.

(r)           The amount of benefits payable to and in respect of members of any UK Benefit Plan is based solely on the amount of the accumulated contributions made by and in respect of the members and the investment returns on them.

(s)           No Benefit Plan provides for defined pension benefits.

(t)           The Companies are neither an employer nor connected with or an associate of an employer under an occupational pension scheme for the purposes of sections 38 or 43 of the UK Pensions Act 2004.

(u)           Bioline GmbH has complied with its obligations with regard to company pensions (Betriebliche Anltersversorgung) pursuant to sections 1b, 2 of the German Company Pension Act (BetrAVG).

(v)           Bioline (Aust) Pty Ltd has paid all superannuation contributions for its Employees:

(i)           to ensure that Bioline (Aust) Pty Ltd is not subject to any statutory charge under the Superannuation Guarantee (Administration) Act 1992 (Cth); and

(ii)           as required under any industrial award or contract applicable to any of its Employees.

Section 4.24  Employment Matters.

(a)           Section 4.24(a) of the Disclosure Schedules contains a list of all persons who are Employees, consultants, or contractors of each Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  Except as set forth in Section 4.24(a) of the Disclosure Schedules, as of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of any Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Company with respect to any commissions, bonuses or increases in compensation.

(b)           No Company is a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to the Warrantor’s Knowledge, attempting to represent any Employee of any Company.  Except as set forth in Section 4.24(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company or any of its Employees. Except as disclosed in Section 4.24(b) of the Disclosure Schedules, no Company is party to works agreements (Betriebsvereinbarungen), other agreements with employee representatives

(c)           Each Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Actions against any Company pending, or to the Warrantor’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of any Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)           In respect of the UK Companies and their subsidiaries the Contracts related to employment and/or service to which any Company is a party are determinable at any time on three months’ notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

(e)           In respect of the UK Companies and their subsidiaries, no executive of any Company, who is in receipt of remuneration in excess of £25,000 per annum, and no officer of any Company:

(i)           has given or received notice terminating his employment, except as expressly contemplated in this agreement; or

(ii)           is entitled to leave his employment or office prematurely as a result of the sale of the Shares.

(f)           None of the Sellers or any Company or any of their directors are aware of any outstanding claim by any employee or any trade union and no disputes have during the preceding three years arisen between any Company and any material number or category of employees or any trade union and there are no present circumstances which are likely to give rise to any such dispute.

(g)           No employee will become redundant and no Company is obliged or accustomed to make any payments to any employee or officer of any Company, or their Affiliates, by way of enhanced redundancy payment.

(h)           In respect of the UK Companies and their subsidiaries, in the 12 months’ period ending with the date of this Agreement, no company has given notice of any redundancies to the Secretary of State or started consultations with any appropriate representatives under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, nor has any company failed to comply with any obligation under that statute.

Section 4.25  Taxes. Except as set forth in Section 4.25 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects and were prepared in substantial compliance with all applicable Law.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)           Each Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where no Company files Tax Returns that such Company is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Tax assessment or deficiency or agreements as to extensions of time of any Company.

(e)           The amount of each Company’s Liability for unpaid Taxes for all periods ending on or before April 30, 2010 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Year End Financial Statements. The amount of each Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Year End Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of each Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Section 4.25(f) of the Disclosure Schedules sets forth:

(i)           the taxable years of each Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)           those years for which examinations by the taxing authorities have been completed; and

(iii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           No Company is a member of any affiliated group (under Code section 1504(a) or any similar group defined under a similar provision of non-U.S. Law) filing a consolidated or combined Tax Return or has any liability for Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of non-U.S. Law) as a transferee or successor by contract or otherwise.

(h)           All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(i)           No Company is a party to any Action by any taxing authority.  There are no pending or threatened Actions by any taxing authority.

(j)           the Sellers have delivered to the Buyer copies of all income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Company for all Tax periods ending after December 31, 2009.

(k)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company.

(l)           No Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(m)           No Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(n)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company.

(o)           No Company has taken any action that could defer a Liability for Taxes of such Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p)           Section 4.25(p) of the Disclosure Schedules sets forth all jurisdictions in which any Company is subject to Tax, is engaged in business or has a permanent establishment.

Section 4.26  Books and Records. The minute books and stock record books of each Company, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Except as disclosed in Section 4.26 of the Disclosure Schedule, the minute books of each Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of each Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of each Company or such other place as agreed to between the Sellers and the Buyer.

Section 4.27  Brokers. Except as set forth on Section 4.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Company.  The Sellers will be solely responsible for any broker, finder or investment banker or similar intermediary fees or expenses incurred by any Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01  Organization and Authority of the Buyer. The U.S. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio. The Foreign Buyer is a société anonyme duly organized and validly existing under the Laws of Belgium. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 5.02  No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03  Investment Purpose. The Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04  Brokers. Except as set forth on Section 5.04 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.  The Buyer will be solely responsible for any broker, finder or investment banker or similar intermediary fees or expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement.

Section 5.05  Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06  Legal Proceedings. There are no Actions pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI.
COVENANTS

Section 6.01  Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any Company, except to the extent such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02  Non-competition; Non-solicitation.

(a)           For a period of three years commencing on the Closing Date (the “Restricted Period”), each Seller severally undertakes that it shall not, nor shall it permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Company and customers or suppliers of such Company.  It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographic limitations of any nature on this non-competition covenant are therefore not appropriate.  Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

(b)           During the Restricted Period, neither Seller shall, nor shall it permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any Company or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.02(b) shall prevent a Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by any Company or the Buyer or (ii) after ninety (90) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Restricted Period, neither Seller shall, nor permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Company or potential clients or customers of any Company for purposes of diverting their business or services from such Company.

(d)           If a Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.02, the Buyer and each Company shall have the following rights and remedies against such Seller, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer or such Company under law or in equity:

(i)           the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyer and such Company and that money damages may not provide an adequate remedy to the Buyer or such Company; and

(ii)           the right and remedy to recover from such Seller all monetary damages suffered by the Buyer or such Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 6.02.

(e)           The Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03  Governmental Approvals and Consents.

(a)           The Seller and the Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.06 and  Section 5.02 of the Disclosure Schedules.

(b)           Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii)           in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby  has been issued, to have such Governmental Order vacated or lifted.

(c)           If any consent, approval or authorization that are described in Section 4.06 and  Section 5.02 of the Disclosure Schedules or are necessary to preserve any right or benefit under any Contract to which any Company is a party is not obtained prior to the Closing, the Seller shall, subsequent to the Closing, cooperate with the Buyer and such Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 6.04  Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, the Buyer shall, for as long as the right to bring such a respective claim exist under Article VIII of the Agreement:

(i)           retain the books and records (including personnel files) of each Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Company; and

(ii)           upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of two years following the Closing, the Seller shall:

(i)           retain the books and records (including personnel files) of such Seller which relate to any Company and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Representatives of the Buyer or any Company reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c)           Neither the Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer and the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.06  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII.
TAX MATTERS

Section 7.01  Tax Covenants.

(a)           Without the prior written consent of the Buyer, no Seller (and, prior to the Closing, no Company, nor its Affiliates nor their respective Representatives) shall, to the extent it may affect, or relate to, any Company, make, change or rescind any Tax election, that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period.  The Seller agrees that the Buyer is to have no liability for any Tax resulting from any such action of any Seller or any of their respective Representatives, and the Warrantor agrees to indemnify and hold harmless the Buyer (and, after the Closing Date, each Company) against any such Tax or reduction of any Tax asset.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest but excluding all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees relating to the UK Shares and the Australian Share) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due.  The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

(c)           the Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company after the Closing Date with respect to a Pre-Closing Tax Period.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Sellers (together with schedules, statements and, to the extent requested by the Sellers, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return.  If the Sellers object to any item on any such Tax Return, they shall, within fourteen (14) days after delivery of such Tax Return, notify the Buyer in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, the Buyer and the Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items.  If the Buyer and the Sellers are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by the Buyer and reasonably acceptable to the Sellers’ Representative (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Accounting Referee’s resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by the Buyer and the Warrantor.  The preparation and filing of any Tax Return of any Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

Section 7.02  Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Company shall be terminated as of the Closing Date.  After such date neither any Company, no Seller nor any of any Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03  Tax Indemnification. The Warrantor shall indemnify each Company, the Buyer, and each the Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.25; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of any Company or relating to the business of such Company for all Pre-Closing Tax Periods; and (d) any and all Taxes of any person (other than the Buyer or its Affiliates) imposed on any Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) reasonably incurred in connection therewith.  The Warrantor shall reimburse the Buyer for any Taxes of any Company that are the responsibility of the Seller pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by the Buyer or any Company.

Section 7.04  Tax Limitations.  The indemnities in this Article VII shall not apply to any liabilities for Taxes to the extent that:

(a)           such Taxes were paid or discharged on or before Closing; or

(b)           provision or reserve in respect of such Taxes were made in the Financial Statements; or

(c)            such Taxes were taken into account in calculating either the EBITDA Post-Closing Adjustment or the Working Capital Adjustment for the purposes of Article II; or

(d)           any relief from a Pre-Closing Tax Period is pursued by the Buyer or the relevant Company in its sole discretion to set against or otherwise eliminate or reduce such Taxes; or

(e)           such Taxes arise or are increased as a result of or are otherwise attributable to:

(i)           any change in or introduction of new Tax legislation or the interpretation or application of any Tax legislation by a Court or any Tax authority; or

(ii)           any change in the rates of Tax; or

(iii)           any change or withdrawal by a Tax authority of any published practice or extra statutory concession,

(in each case) announced or taking effect after Closing; or

(f)           such Taxes would not have arisen or occurred but for an act, omission or transaction of a Company, the Buyer, any Buyer’s Affiliate, any assign or any of their respective directors, employees or agents after Closing provided that this Section 7.04(f) shall not apply to any act, omission or transaction:

(i)           effected pursuant to a legally binding commitment of a Company created or entered into before Closing; or

(ii)           carried out or effected by a Company in the ordinary course of its business as carried on at Closing; or

(iii)           effected to comply with any Law; or

(g)           such Taxes would not have arisen but for a change made on or after Closing to:

(i)           the accounting reference date of a Company; or

(ii)           the accounting policies or practices of a Company or their method of application provided that this Section 7.04(g) shall not apply to the extent that the change was required in order to comply with legislation or GAAP in force at Closing.

Section 7.05  Credit for Tax Savings.

(a)           In this Section 7.05:

(i)           “Prior Liability” means a Tax liability of a Company in respect of which the Sellers have made payment to the Buyer under this Article VII;

(ii)           “Tax Saving” means the reduction or elimination of any Tax liability of a Company to the extent that such reduction or elimination would not have occurred but for the payment or discharge by a Company of a Prior Liability; and

(iii)           a Company shall be regarded as obtaining the benefit of a Tax Saving on the last day on which (but for the Relief giving rise to the Tax Saving) it would have been obliged to make an actual payment of Tax in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax.

(b)           If the Buyer becomes aware that a Tax Saving has arisen it will notify the Sellers as soon as practicable.  If (at the cost and expense of the Warrantor) the auditors for the time being of the relevant Company certify that the Company has obtained the benefit of a Tax Saving, then the Buyer shall repay to the Sellers an amount equal to the lesser of:

(i)           the amount of such Tax Saving (as certified by the auditors); and

(ii)           (to the extent not already refunded) the amount(s) previously paid by the Warrantor to the Buyer under this Article VII in respect of the Prior Liability in question.

(c)           The amount of any Tax Saving (or the Relief giving rise to such Tax Saving) shall not be increased by any change in Tax legislation or rates of Tax announced after Closing.

Section 7.06  Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.07  Contests. The Buyer agrees to give reasonably prompt written notice (and in any event within fourteen (14) calendar days after receipt of such notice) to the Sellers’ Representative of the receipt of any written notice by any Company, the Buyer or any of the Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Buyer’s right to indemnification hereunder.  The Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before sending any item of material correspondence to any Tax authority or entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Warrantor.

Section 7.08  Cooperation and Exchange of Information. The Seller and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of each Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

Section 7.09  Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.10  Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.25 and this Article VII shall survive for the period of seven years from the date of Closing.

Section 7.11  Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Section 7.12  Financial Limits. In respect of any liability of the Warrantor arising under this Article VII:

(a)           the Warrantor shall not be liable for any liability of any Company that arises under this Article VII unless the amount of such liability exceeds £10,000;

(b)           notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of any indemnifiable Losses paid by the Warrantor under this Article VII shall not, when added to the amount of any indemnifiable Losses paid by the Warrantor under Article VIII, exceed 80% of the Purchase Price.

ARTICLE VIII.
INDEMNIFICATION

Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.25 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 4.01, Section 4.02, Section 4.27, Section 5.01 and Section 5.04 shall survive indefinitely and the representations and warranties in Section 4.22 shall survive the Closing and shall remain in full force and effect until the date that is five (5) years from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02  Indemnification By the Warrantor. Subject to the other terms and conditions of this Article VIII, the Warrantor and/or Seller, as the case may be, shall indemnify and defend each of the Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           in the case of the Warrantor, any inaccuracy in or breach of any of the representations or warranties of any Seller or any Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller or any Company pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) provided that the Warrantor shall have no obligation pursuant to this Section 8.02 with respect to the representations and warranties of any other Shareholder pursuant to Article III hereof;

(b)           in the case of the Warrantor and each Seller, any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller or any Company pursuant to this Agreement; or

(c)           any Indebtedness of any Company which is not repaid as of the Closing.

Section 8.03  Indemnification By the Buyer. Subject to the other terms and conditions of this Article VIII, the Buyer shall indemnify and defend each of the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

Section 8.04  Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           The Warrantor and the Sellers (as the case may be) shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 4.01, Section 4.02, Section 4.22, Section 4.23 or Section 4.27 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds £100,000, in which event the Warrantor shall be required to pay or be liable for all such Losses from the first pound.

(b)           The Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01 or Section 5.04, or in the case of fraud (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds £100,000, in which event the Buyer shall be required to pay or be liable for all such Losses from the first pound.

(c)           The Buyer Indemnitees (i) shall not be indemnified pursuant to Section 8.02(a) with respect to any Loss if the aggregate of all Losses for which the Buyer Indemnitees have received indemnification pursuant to Section 8.02(a) (other than with respect to Losses attributable to the inaccuracy of any representation or warranty under Section 4.25 or indemnification under Article VII and in the case of fraud) has exceeded fifty percent (50%) of the Purchase Price (the “Cap”).  The remedies of the U.S. Buyer and the Foreign Buyer in respect of the same Third Party Claim or the same Direct Claim shall be exercised jointly and any indemnified Losses shall be applied to the Cap whether such amount is paid to the U.S. Buyer or the Foreign Buyer.

(d)           Neither Warrantor, Sellers nor Buyer shall be liable for any individual liability arising under Section 8.02(a) or Section 8.03(a), respectively, unless the amount of such individual liability exceeds £10,000.

(e)           The amount of Losses recoverable by an Indemnified Party under this Article VIII with respect to an indemnity claim:

(i)           shall be reduced by the amount of any insurance coverage which reduces the Losses that would otherwise be sustained; provided, that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Losses.

(ii)           shall not include any amount resulting from or incurred by a change after Closing in the accounting policies or practices of the Buyer or any Company if such change is not made as a result of a breach of any representations, warranties or covenants of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement.

(iii)           shall not include any amount that arises or is increased as a result of or is otherwise attributed to any change or introduction of new Law or any change in the rates of Taxes or any change or withdrawal by any authority of any published administrative practice and in each case announced or taking effect after Closing; provided that such change does not result in a breach of any representations, warranties or covenants of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement.

(f)           For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05  Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)           If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent as a result of that failure by the Indemnified Party, the liability of the Indemnifying Party in relation to that Third Party Claim has increased or that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Third Party Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Third Party Claim, and whether and to what extent any amount is payable in respect of the Third Party Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company where the Indemnified Party reasonably considers that this would impact on the goodwill of the relevant Company in a materially adverse way, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Seller, the Sellers’ Representative and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent as a result of that failure by the Indemnified Party, the liability of the Indemnifying Party in relation to that Third Party Claim has increased or that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.25 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 8.06  Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to Seven Percent (7%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08  Right of Set-Off.  Upon notice to the Sellers’ Representative specifying in reasonable detail the basis therefore, the Buyer shall give notice of a claim under the Escrow Agreement in such amount which it may be entitled under Article VII or this Article VIII and any such claims shall be satisfied first out of the Escrow Amount to the extent possible.  The exercise of such right to give a notice of a claim under the Escrow Agreement shall not limit the Buyer from bringing a claim under this Agreement to the extent that the Escrow Amount is insufficient to meet such claim in full.

Section 8.09  Exclusive Remedies. Subject to Section 6.02 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII.  Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

ARTICLE IX.
MISCELLANEOUS

Section 9.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Sellers:	Marco Giuseppe Calzavara, as the Sellers’ Representative 34 Downage Hendon London NW4 1AH E-mail: marco.z99@googlemail.com

with a copy to:	Wragge & Co LLP 55 Colmore Row Birmingham B3 2AS England Facsimile: +44 (0) 870 904 1099 E-mail: kevin_jones@wragge.com Attention: Kevin Jones
If to the Buyer:	Meridian Bioscience, Inc. 3471 River Hills Drive Cincinnati, Ohio 45244 Facsimile: (513) 271-3762 E-mail: jack.kraeutler@meridianbioscience.com Attention: Mr. John A. Kraeutler
with a copy to:	Keating Muething & Klekamp PLL One East Fourth Street Cincinnati, Ohio 45213 Facsimile: (513) 579-6457 E-mail: jjansing@kmklaw.com Attention: James M. Jansing

Section 9.03  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06  Entire Agreement. This Agreement and the other Transaction Documents constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Sellers may not assign its rights or obligations hereunder without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.  The Buyer may assign this Agreement and the other Transaction Documents without any Sellers or the Sellers’ Representative’s consent; provided, however, from the Closing and for a period of eighteen (18) months thereafter, the Buyer may not, without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, (a) sell substantially all of the assets of the Companies, existing as of the Closing Date, (b) sell fifty percent (50%) or more of the voting equity interests any of the Companies, or (c) merge, consolidate, or enter into any other business combination or similar transaction to which any of the Companies is a party, pursuant to which such Person would own fifty percent (50%) or more of the consolidated assets, net revenues or net income of the Companies, taken as a whole, in each case, other than to one or more of Buyer’s wholly-owned subsidiaries.

Section 9.08  No Third-party Beneficiaries. Except as provided in Section 7.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Buyer, the Companies and the Sellers’ Representative.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10  Governing Law; Binding Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware as contemplated by and pursuant to Title 6, Section 2708 of the Delaware Code without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           Subject to Section 9.10(c), any suit, action or proceeding arising out of or related to this Agreement, the other Transaction Documents of the transactions contemplated hereby or thereby shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”) by arbitrators appointed in accordance with the  Rules and this Agreement.  The arbitration panel shall consist of three arbitrators.  The Buyer and the Seller’s Representative shall each nominate one arbitrator, who together shall nominate a third arbitrator in accordance with the Rules.  If the two arbitrators fail to agree on a third arbitrator within thirty (30) days, such third arbitrator shall be appointed by the ICC Court of Arbitration.    The arbitration shall be conducted in the English language and the place of arbitration shall be New York, NY.  The decision of the arbitration tribunal shall be final and binding on the parties, and the parties do hereby waive to the fullest extent permitted by law any right they may otherwise have under the laws of any jurisdiction to any form of appeal.

(c)           As an alternative or supplement to arbitration pursuant to Section 9.10(b), the Buyer, at its option, or the Seller Representative, at its option, may obtain any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause the Buyer or the Sellers, as applicable, irreparable harm, including pursuant to Section 6.02 or Section 9.11.

(d)           ANY LEGAL SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE AN ARBITRATION AWARD PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR PURSUANT TO SECTION 9.10(c), MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES (I) IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS (II) AGREE THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON TITLE 6, SECTION 2708 OF THE DELAWARE CODE AND (III) IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(e).

(f)           EACH SELLER HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY THE “PROCESS AGENT”), WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, DE 19808, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:
/s/ Marco Guiseppe Calzavara
Marco Giuseppe Calzavara, as a Seller

/s/ Vittorio Giovanni Calzavara
Vittorio Giovanni Calzavara, as a Seller

SELLERS' REPRESENTATIVE:
/s/ Marco Guiseppe Calzavara
Marco Giuseppe Calzavara, as the Sellers' Representative

U.S. BUYER: MERIDIAN BIOSCIENCE, INC.

By:	/s/ John A. Kraeutler
Name: John A. Kraeutler
Title: Chief Executive Officer

FOREIGN BUYER: MERIDIAN BIOSCIENCE EUROPE, S.A..

By:	/s/ John A. Kraeutler
Name: John A. Kraeutler
Title: Director

Annex A
SELLERS’ REPRESENTATIVE

Unless otherwise defined, all capitalized terms have the meanings ascribed to them in the Agreement.

ARTICLE I.
APPOINTMENT OF THE SELLERS’ REPRESENTATIVE.

Section 1.01  Marco Giuseppe Calzavara (“Sellers’ Representative”) shall be, and hereby is, appointed as agent and attorney-in-fact for the Seller, for and on behalf of the Seller to execute any and all instruments or other documents on behalf of the Seller, and to do any and all other acts or things on behalf of the Seller which the Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to the Agreement or otherwise, in connection with the consummation of the transactions contemplated thereby and the performance of all obligations thereunder before, at or following the Closing.

Section 1.02  Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full and exclusive authority in the absolute discretion of the Sellers’ Representative to:

(a)           agree with the Buyer with respect to any matter or thing required or deemed necessary by the Sellers’ Representative in connection with the provisions of the Agreement calling for the agreement of the Sellers; give and receive all notices and communications to be given by the Sellers or the Sellers’ Representative under the Agreement; and take all action contemplated to be taken by or on behalf of the Sellers by the terms of the Agreement, including in connection with the waiver of (A) any condition to the obligations of the Company to consummate the transactions contemplated thereby and (B) the defense and/or settlement of any claims for which the Sellers may be liable to the Buyer thereunder;

(b)           in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Sellers’ Representative to be necessary or advisable in connection with, the Agreement; and agree to any amendments to the Agreement;

(c)           take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article VIII and performance of obligations of the Sellers or the Sellers’ Representative; withhold funds for satisfaction of expenses or other liabilities or obligations and for potential indemnification claims made thereunder; and agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and

(d)           take any and all additional actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.

Section 1.03  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.  The Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the initiation, defense, compromise, arbitration or settlement of any indemnification claim by the Buyer pursuant to the Agreement or any other actions required to be taken by the Sellers’ Representative under the Agreement, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers’ Representative; nor shall any party hereunder have any cause of action against the Buyer for any failure by the Sellers’ Representative to perform his obligations hereunder for any reason, whether deliberate, inadvertent, due to negligence or otherwise.

Section 1.04  The Sellers shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out his duties hereunder.  All actions, decisions and instructions of the Sellers’ Representative in connection with discharging his duties hereunder and under the Agreement shall be conclusive and binding on the Seller and no the Seller shall have the right to object, dissent, protest or otherwise contest the same.  No the Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made, payment made or instruction given by the Sellers’ Representative under the Agreement, except for willful misconduct by the Sellers’ Representative.

Section 1.05  The Sellers’ Representative shall not be deemed to have any fiduciary relationship with any Seller as a result of his appointment as the Sellers’ Representative, and no implied covenants, function, responsibilities, duties, obligations or liabilities shall be read into any document executed in connection herewith or otherwise against the Sellers’ Representative.

Section 1.06  The Sellers’ Representative may resign upon written notice to the Sellers.  Any vacancy in the position of the Sellers’ Representative shall be filled by approval of the Sellers that held a majority of the shares as of immediately prior to the Closing.

Section 1.07  The provisions of this Article 1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that the Seller may have in connection with the Closing and the other transactions contemplated by the Agreement.

Section 1.08  The provisions of this Article 1 shall be binding upon the executors, heirs, legal representatives, assigns and successors of the Seller, whether pursuant to testamentary disposition, the laws of descent and distribution, or otherwise, and the power of attorney provided to the Sellers’ Representative shall not be affected by the subsequent disability or incompetence of any of the Sellers.

Section 1.09  The Sellers’ Representative may take all other steps necessary, advisable or convenient for the Sellers’ Representative to effectively discharge the duties of his appointment and his responsibilities hereunder and under the Agreement.

2

ARTICLE II.
INDEMNIFICATION OF THE SELLERS' REPRESENTATIVE

Section 2.01  The Sellers, jointly and severally, shall, and each hereby does, indemnify and hold harmless the Sellers’ Representative from any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements (“Costs”) which may be imposed on the Sellers’ Representative or incurred by it in connection with the performance of his duties hereunder, including, without limitation, any litigation involving the subject matter hereof, except for Costs incurred as a result of the Sellers’ Representative’s willful misconduct.

Section 2.02  In performing any of his duties as the Sellers’ Representative, or upon the claimed failure to perform any of his duties hereunder, the Sellers’ Representative shall not be liable to the Sellers for any damages, losses, expenses or Costs which may be incurred as a result of such Sellers’ Representative so acting or failing to act except for matters involving willful misconduct.  In furtherance, but not by way of limitation of the foregoing, the Sellers’ Representative, in his capacity as such, shall not incur liability towards the Seller with respect to (i) the performance of any duties imposed upon such Sellers’ Representative or failure to perform by any such Sellers’ Representative hereunder; (ii) any action taken or omitted to be taken in good faith upon advice of such Sellers’ Representative’s counsel given with respect to any questions relating to the duties and responsibilities hereunder; or (iii) any action taken or omitted to be taken in reliance upon any communication or document, including any written notice or instructions provided to such Sellers’ Representative, not only as to due execution, validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which in good faith are believed to be genuine and to have been signed or presented by the proper person.  The Sellers’ Representative may perform his duties either directly or by or through his agents or attorneys, and the Sellers’ Representative shall not be responsible to the Sellers for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it.

Section 2.03  The Sellers’ Representative shall not be obligated to make any inquiry, investigation or determination as to the truth and accuracy of any information contained therein nor shall it, in such capacity, be deemed to have made any representation or warranty of any kind to any person.

3

EXHIBIT D

Details of Bioline Limited

Company number:	03148822

Date of incorporation:	22/01/1996

Issued Share capital:

£1 Ordinary shares	£600 (600 shares)

Registered office:	16 The Edge Business Centre Humber Road London NW2 6EW

Directors:	Marco Giuseppe Calzavara Kasturben Hirani Alan Michael Parker

Secretary:	Victor Calzavara

Auditors:	N/A

Charges, mortgages and other security interests over assets of the Company
Fixed and floating charge over the undertaking and all property and assets present and future including: goodwill; bookdebts; uncalled capital; buildings; fixtures; and fixed plant and machinery in favour of Barclays Bank Plc registered 1 February 2005

Details of the Bioline Reagents Limited

Company number:	04838884

Date of incorporation:	19/07/2003

Issued Share capital:

£1 Ordinary shares	£100 (100 shares)

Registered office:	16 The Edge Business Centre Humber Road London NW2 6EW

Directors:	Marco Giuseppe Calzavara Kasturben Hirani Alan Michael Parker

Secretary:	Victor Calzavara

Auditors:	N/A

Charges, mortgages and other security interests over assets of the Company	N/A

Details of the Bioline Labs Limited
(wholly owned subsidiary of Bioline Limited)

Company number:	04958775

Date of incorporation:	10/11/2003

Issued Share capital:

£1 Ordinary shares	£100 (100 shares)

Registered office:	16 The Edge Business Centre Humber Road London NW2 6EW

Directors:	Marco Giuseppe Calzavara

Secretary:	Vittorio Calvazara

Auditors:	N/A

Charges, mortgages and other security interests over assets of the Company	N/A